Exhibit 99.1

francesca’s® Reports Third Quarter Fiscal Year 2015 Financial Results

•	Net sales increased 19% to $103.7 million
•	Comparable sales increased 4%
•	Diluted earnings per share was $0.16
•	Opened 80 boutiques year-to-date

HOUSTON, TEXAS — December 9, 2015 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today reported financial results for the third quarter ended October 31, 2015.

Michael W. Barnes, Chairman, President, and CEO stated, “We are very pleased to have exceeded our third quarter sales and earnings expectations. The momentum in our business that began in August continued throughout the third quarter. We saw strength across all of our departments and throughout many categories, with apparel and accessories businesses leading the way. The sales productivity of new boutiques were the highest since 2012, which we believe is a result of the improved merchandise offering and elevated boutique level execution. In anticipation of an earlier start of the holiday season, we accelerated inventory receipts into the third quarter compared to last year. However, we are planning inventory levels at the end of the fourth quarter to be more consistent with historical levels in line with our expectations.”

Mr. Barnes noted that, “Based on recent results and our strong merchandising position across our apparel, jewelry and gift businesses, we have increased sales and comparable sales guidance for the fiscal year. We have increased the lower end of our EPS guidance for the fiscal year which now includes approximately $0.04 per diluted share for team member bonuses that were not included in our prior guidance. Overall, we continue to focus our execution on building the senior management team and executing our long term strategy toward achieving our future goals. Now that both our new Chief Merchandising Officer and our SVP of Digital and Marketing have joined the leadership team, I look forward to their contributions as we implement and execute our long term strategies which I call the “Vision 2020” plan. Thus far during fiscal 2015, we have driven meaningful improvement in our financial performance and I continue to believe in the significant long term growth opportunities ahead. I’d like to thank all our team members for their hard work and continued dedication to francesca’s®.”

THIRD QUARTER RESULTS

Net sales increased 19% to $103.7 million from $87.1 million in the comparable prior year period. This increase was driven by the 4% increase in comparable sales as well as the opening of 81 new boutiques since the comparable prior year quarter. We opened 11 boutiques during the quarter bringing our total boutique count to 619 at the end of the third quarter.

The increase in comparable sales was primarily driven by an increase in average transaction value compared to prior year. Each of our merchandise category posted double digit sales increase during the quarter, with strongest growth in apparel and accessories. DTC sales increased 12% to $3.8 million during the quarter compared to $3.4 million in the same period last year.

Gross profit, as a percentage of net sales, decreased to 46.6% compared to 47.3% in the prior year quarter. This decrease is driven by 30 basis points of lower merchandise margin due to charges related to the disposal of slow-moving merchandise and 30 basis points of increased depreciation charges associated with remodeling and updating existing boutiques equipment, furniture and fixtures as well as increasing boutique build-out costs.

Selling, general and administrative expenses (“SG&A”) increased 25% to $37.3 million compared to $29.8 million in the prior year quarter. The increase in SG&A expenses is primarily due to higher boutique and corporate payroll to support the larger boutique base as well as increased performance-based incentive bonus expenses.

Income from operations was $11.0 million, or 10.7% of net sales, compared to $11.4 million, or 13.1% of net sales, in the prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $42.0 million compared to $22.8 million at the end of the comparable prior year quarter.

We ended the quarter with $43.9 million of inventory compared to $35.4 million at end of the comparable prior year period. Average ending inventory per boutique increased 8% compared to prior year period due to accelerated inventory receipts in preparation for the holiday season.

During the third quarter, the Company repurchased 666,000 shares of its common stock at a cost of $8.5 million or an average of $12.83 per share.

FOURTH QUARTER AND FISCAL YEAR 2015 GUIDANCE

For the fourth quarter ending January 30, 2016, net sales are expected to be in the range of $127.0 million to $130.0 million; assuming a mid-single digit increase in comparable sales compared to the prior year comparable sales increase of 1%. The Company expects to finish the year with 616 boutiques as a result of opening 3 new boutiques and closing 6 boutiques in the fourth quarter. Diluted earnings per share are expected to be in the range of $0.31 to $0.33.

For the full year ending January 30, 2016, we expect net sales to be in the range of $432.0 million and $435.0 million; assuming a flat to slightly positive comparable sales compared to a prior year comparable sales decrease of 5%. The Company expects to open 83 boutiques in fiscal year 2015 compared to 88 new boutiques opened in fiscal year 2014. Diluted earnings per share are expected to be in the range of $0.86 to $0.88. The number of average diluted shares for the full year assumed in guidance is expected to be 42.1 million shares. The effective tax rate is estimated to be 38.1%. We expect capital expenditures of $25.0 million to $26.0 million for fiscal year 2015.

Conference Call Information

A conference call to discuss the third quarter fiscal year 2015 results is scheduled for December 9, 2015, at 8:30 a.m. ET. A live web cast of the conference call will be available in the investor relations section of our website, www.francescas.com. A replay of the webcast will also be available shortly after the conclusion of the call and will remain on the website for ninety days. A replay of the call will be available shortly after the conclusion of the call and remain until December 16, 2015. To access the telephone replay, listeners should dial 1-877-870-5176. The access code for the replay is 5941907.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth and; our ability to attract and integrate a new Chief Financial Officer. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the Securities and Exchange Commission on March 27, 2015 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 621 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kate Venturina
646-277-1214	832-494-2233
kate.venturina@francescas.com / IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts and Percentages)

	Thirteen Weeks Ended
	October 31, 2015		November 1, 2014		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$103,728	100.0%	$87,110	100.0%	$16,618	19%	-
Cost of goods sold and occupancy costs	55,362	53.4%	45,925	52.7%	9,437	21%	70
Gross profit	48,366	46.6%	41,185	47.3%	7,181	17%	(70)
Selling, general and administrative expenses	37,286	35.9%	29,810	34.2%	7,476	25%	170
Income from operations	11,080	10.7%	11,375	13.1%	(295)	(3)%	(240)
Interest expense	(122)	(0.1)%	(117)	(0.1)%	(5)	4%	-
Other (expense) income	29	0.0%	42	0.0%	(13)	(31)%	-
Income before income tax expense	10,987	10.6%	11,300	13.0%	(313)	(5)%	(240)
Income tax expense	4,036	3.9%	4,030	4.6%	6	0%	(70)
Net income	$6,951	6.7%	$7,270	8.3%	$(319)	(4)%	(160)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.16		$0.17
Weighted average diluted share count	42,246		42,389

Comparable sales change	4%		(6)%

	Thirty Nine Weeks Ended
	October 31, 2015		November 1, 2014		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	Basis Points
Net sales	$304,772	100.0%	$269,853	100.0%	$34,919	13%	-
Cost of goods sold and occupancy costs	161,205	52.9%	141,521	52.4%	19,684	14%	50
Gross profit	143,567	47.1%	128,332	47.6%	15,235	12%	(50)
Selling, general and administrative expenses	105,422	34.6%	86,275	32.0%	19,147	22%	260
Income from operations	38,145	12.5%	42,057	15.6%	(3,912)	(9)%	(310)
Interest expense	(344)	(0.1)%	(507)	(0.2)%	163	(32)%	10
Other income	(91)	0.0%	201	0.1%	(292)	(145)%	(10)
Income before income tax expense	37,710	12.4%	41,751	15.5%	(4,041)	(10)%	(310)
Income tax expense	14,214	4.7%	15,614	5.8%	(1,400)	(9)%	(110)
Net income	$23,496	7.7%	$26,137	9.7%	$(2,641)	(10)%	(200)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.55		$0.62
Weighted average diluted share count	42,365		42,373

Comparable sales change	(1)%		(7)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

	October 31, 2015	January 31, 2015	November 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$42,015	$39,071	$22,830
Accounts receivable	8,683	12,279	9,214
Inventories	43,885	23,801	35,428
Deferred income taxes	5,737	4,858	4,797
Prepaid expenses and other current assets	6,023	5,890	5,699
Total current assets	106,343	85,899	77,968
Property and equipment, net	79,017	74,095	70,646
Deferred income taxes	6,659	3,642	6,573
Other assets, net	1,656	1,909	2,776
TOTAL ASSETS	$193,675	$165,545	$157,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,933	$11,550	$13,074
Accrued liabilities	14,817	11,904	8,610
Total current liabilities	30,750	23,454	21,684
Landlord incentives and deferred rent	37,540	32,877	33,299
Total liabilities	68,290	56,331	54,983

Commitments and contingencies

Stockholders’ equity:
Common stock - $.01 par value, 80.0 million shares authorized; 45.5 million shares issued at each October 31, 2015, January 31, 2015 and November 1, 2014, respectively.	455	455	455
Additional paid-in capital	106,722	105,498	105,235
Retained earnings	86,900	63,404	57,433
Treasury stock, at cost – 3.8 million, 3.2 million and 3.2 million shares held at October 31, 2015, January 31, 2015 and November 1, 2014, respectively.	(68,692)	(60,143)	(60,143)
Total stockholders’ equity	125,385	109,214	102,980

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$193,675	$165,545	$157,963

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Thirty Nine Weeks Ended
	October 31, 2015	November 1, 2014
Cash Flows Provided By Operating Activities:
Net income	$23,496	$26,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,361	9,848
Stock-based compensation expense	2,416	2,488
Excess tax benefit from stock-based compensation	(81)	(226)
Loss on sale of assets	360	191
Deferred income taxes	(5,374)	(4,470)
Changes in operating assets and liabilities:
Accounts receivable	3,677	(4)
Inventories	(20,084)	(10,814)
Prepaid expenses and other assets	(66)	(240)
Accounts payable	6,086	3,268
Accrued liabilities	2,913	(1,213)
Landlord incentive and deferred rent	4,663	5,851
Net cash provided by operating activities	30,367	30,816

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(19,850)	(16,785)
Proceeds from sale of assets	12	13
Net cash used in investing activities	(19,838)	(16,772)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(7,872)	(5,270)
Proceeds from the exercise of stock options	206	1,332
Excess tax benefit from stock-based compensation	81	226
Repayments of borrowings under the revolving credit facility	-	(25,000)
Net cash used in financing activities	(7,585)	(28,712)

Net increase (decrease) in cash and cash equivalents	2,944	(14,668)
Cash and cash equivalents, beginning of year	39,071	37,498
Cash and cash equivalents, end of period	$42,015	$22,830

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$14,909	$17,716
Interest paid	$142	$340

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended		Change
	October 31, 2015	November 1, 2014	Dollar	%
	(in thousands, except percentages)
Apparel	$54,326	$44,274	$10,052	23%
Jewelry	21,265	18,638	2,627	14%
Accessories	17,078	14,220	2,858	20%
Gifts	10,847	9,606	1,241	13%
Merchandise sales	103,516	86,738	16,778	19%
Others(1)	212	372	(160)	(43)%
	$103,728	$87,110	$16,618	19%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results for Fiscal Year 2015

	Transactions(1)	Average Transaction Value(2)

Q1	(5)%	3%
Q2	(3)%	(1)%
Q3	(1)%	5%

(1)	The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of-sale system for which a receipt was issued.
(2)	Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales

	FY 2013	FY 2014	FY 2015
Q1	2%	(7)%	(2)%
Q2	(1)%	(7)%	(4)%
Q3	(3)%	(6)%	4%
Q4	(6)%	1%
Fiscal year	(2)%	(5)%